UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2007

ELECTRO SCIENTIFIC INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

OREGON	0-12853	93-0370304
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13900 NW Science Park Drive, Portland, Oregon	97229
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (503) 641-4141

No Change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 27, 2007, Paul Oldham accepted the Company’s offer to serve as Vice President of Administration, Chief Financial Officer and Corporate Secretary. Mr. Oldham’s first day of employment with the Company is expected to be on or before January 7, 2008.

Kerry Mustoe, who has been serving as Interim Chief Financial Officer, will continue in her position as Vice President, Corporate Controller and Chief Accounting Officer.

Mr. Oldham, 45, has held a variety of positions at Tektronix, Inc. since 1987, having most recently served as Vice President, Treasurer & Director of Investor Relations since November 2004 and prior to that as Vice President – Finance & Corporate Controller since January 2000.

Mr. Oldham will receive a base annual salary of $280,000. He will be entitled to receive a target cash bonus equal to 60% of his base salary if certain performance targets are achieved. He will be awarded an inducement grant of a non-qualified option to purchase 80,000 shares of the Company’s common stock. This option, which is granted outside of a shareholder approved plan, will be granted on terms substantially similar to awards made under the Company’s 2004 Stock Incentive Plan. The exercise price of the option will be the closing price of the Company’s common stock on his first day of employment and the option will vest ratably on the first four anniversaries of his start date. He also will receive an award of 1,500 restricted stock units under the 2004 Plan, to be awarded on his first day of employment. The units will vest on July 1, 2008. Mr. Oldham will also be party to a change in control agreement. Mr. Oldham’s offer letter is filed as Exhibit 10.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Paul Oldham offer letter, dated November 26, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 3, 2007.

Electro Scientific Industries, Inc.

By:	/s/ Nicholas Konidaris
Name:	Nicholas Konidaris
Title:	President and Chief Executive Officer

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